NEWS RELEASE

Teradata Reports 2018 Second Quarter Results

•	Better than expected second quarter revenue of $544 million, up 6 percent from second quarter of 2017

•	Recurring revenue up 11 percent from the second quarter of 2017

•	Better than expected second quarter GAAP and non-GAAP EPS(1)

•	Second quarter cash from operations and free cash flow better than expected(2)

•	Repurchased 2.1 million shares during the second quarter for approximately $81 million, $157 million YTD

SAN DIEGO - August 2, 2018 -- Teradata Corp. (NYSE: TDC) reported revenue of $544 million for the quarter ended June 30, 2018, a 6 percent increase (4 percent in constant currency(3)) from the second quarter of 2017. Recurring revenue of $312 million was up 11 percent (10 percent in constant currency(3)) from the second quarter of 2017. Subscription-based transactions contributed 66 percent of new bookings in the quarter, better than Teradata’s recently increased full-year expectation of 50-60 percent.

Teradata’s second quarter year-over-year revenue comparison was benefited by approximately 2 percentage points of foreign currency translation(3). However, this was one percentage point less benefit than assumed when the Company provided guidance on May 3, 2018.

Teradata reported net income of $4 million under U.S. Generally Accepted Accounting Principles (GAAP) in the second quarter of 2018, or $0.03 per diluted share, which compared to a net loss of $(4) million, or $(0.03) per share, in the second quarter of 2017. Non-GAAP net income in the second quarter of 2018, which excludes stock-based compensation expense and special items, was $32 million, or $0.26 per diluted share, as compared to $28 million, or $0.22 per diluted share in the second quarter of 2017(1).

“I am very pleased with our better than expected second quarter results, which were delivered even as our business is shifting faster than we had estimated to subscription-based transactions,” said Vic Lund, President and CEO of Teradata. “We are helping customers implement new use cases for Teradata every day, which provide valuable business outcomes and increase their desire to consume more of Teradata’s software. As a result, we are even more confident that we are on the path to success and well positioned to continue to grow as a leading provider of cloud-based enterprise analytics at scale. Our entire Teradata team is laser focused on our long-term strategy, as we partner with our customers to identify and operationalize the insights that drive their business forward.”
Gross Margin
For the second quarter of 2018, gross margin reported under GAAP was 46.0 percent versus 47.2 percent for the second quarter of 2017. On a non-GAAP basis, excluding stock-based compensation expense and special items, gross margin for second quarter of 2018 was 48.9 percent, versus 51.9 percent in the prior-year period(1). As the Company shifts more of its business to subscription-based transactions, the Company’s recognized perpetual revenue is predominantly hardware, which carries lower margins than software and thus negatively impacts gross margins.

Operating Income
Operating income reported under GAAP in the second quarter of 2018 was $10 million compared to $(1) million operating loss in the second quarter of 2017. On a non-GAAP basis, excluding stock-based compensation expense and special items, operating income was $45 million in the second quarter of 2018, versus $48 million in the second quarter of 2017(1). As expected, non-GAAP operating income was lower due to the shift to subscription-based transactions and strategic investments compared to the prior year.

Income Taxes
Teradata’s tax rate under GAAP was 33.3 percent for the second quarter of 2018 compared to (33.3%) percent in the second quarter of 2017. Excluding special items, Teradata’s non-GAAP tax rate was 22.0 percent in the second quarter of 2018 versus 37.8 percent in the second quarter of 2017(1). The decrease in the non-GAAP effective tax rate was largely due to the decrease in the U.S. statutory rate effective in 2018 as a result of recently enacted U.S. tax reform.

Cash Flow
Teradata generated $106 million of cash from operating activities in the second quarter of 2018, compared to $61 million in the same period in 2017. In the second quarter of 2018, Teradata generated $72 million of free cash flow (a non-GAAP measure defined as cash from operating activities less capital expenditures and additions to capitalized software), compared to $45 million in the second quarter of 2017(2). Cash from operating activities and free cash flow were better than expected and higher than in the prior year period, driven in part by a customer payment related to a multi-year contract. The positive impact of the advance payment was partially offset by the timing of various working capital items as well as the impact of the Company’s ongoing transition to subscription-based purchasing options, which results in the Company collecting less cash upfront as customers pay over time.

Year to date, Teradata generated $290 million of cash from operating activities versus $309 million in 2017. Free cash flow for the first six months of 2018 was $228 million, compared to $275 million in 2017(2). As expected, the year-over-year decline for the first half of the year was due to the Company’s ongoing shift to subscription-based transactions as well as investments in strategic transformation initiatives.

Balance Sheet
Teradata ended the second quarter of 2018 with $882 million of cash. Teradata repatriated $525 million of cash previously held internationally as of June 30, 2018 and plans to repatriate a total of $800 million by the end of 2018. Teradata anticipates using a portion of these repatriated funds for share repurchases and expects to retain the remainder for general corporate purposes.

During the second quarter of 2018, Teradata repurchased 2.1 million shares of the Company’s common stock for approximately $81 million. Year to date, the Company has repurchased 4.1 million shares for approximately $157 million. Teradata currently has approximately $379 million of Board authorization remaining for share repurchases.

On June 11, 2018, the Company refinanced its existing term loan and revolving credit facility into a new $500 million term loan and $400 million revolving credit facility, which will expire on June 11, 2023. In connection with the refinancing of the credit facilities, the Company executed a 5-year interest rate swap to fix the interest rate at 4.36% (based on the Company’s current leverage tier) on the $500 million term loan. Total debt balance as of June 30, 2018 was $500 million, all of which was outstanding on the term loan. There were no funds drawn on the new $400 million revolving credit facility at June 30, 2018.

Guidance
As a result of the faster than expected shift to subscription-based transactions, Teradata now expects its 2018 full year bookings mix to be 65% - 70% subscription-based versus previous guidance of 50% - 60%. Due to recent negative currency movement and Teradata’s bookings mix shifting faster to subscription-based transactions than previously expected, where revenue is recognized over time rather than up front in the current period, Teradata now expects 2018 full-year revenue to be approximately $2.130 billion to $2.150 billion. Correspondingly, Teradata now expects revenue in the third quarter of 2018 to be in the $530 million to $540 million range.

As a result, Teradata also now expects full-year 2018 GAAP earnings per share to be $0.22 to $0.26. On a non-GAAP basis, which excludes stock-based compensation expense and special items, earnings per share is now expected to be $1.20 to $1.24 range(1). GAAP earnings per share in the third quarter of 2018 is expected to be in the $0.04 to $0.06 range. Non-GAAP earnings per share in the third quarter is expected to be in the $0.30 to $0.32 range(1).
Earnings Conference Call
A conference call is scheduled today at 2:00 p.m. (PT) to discuss the Company’s second quarter 2018 results. Access to the conference call, as well as a replay of the call, is available on Teradata’s website at investor.teradata.com.

Supplemental Financial Information
Additional information regarding Teradata’s operating results is provided below as well as on the Investor Relations page of Teradata’s website.

1.
Teradata reports its results in accordance with GAAP. However, as described below, the Company believes that certain non-GAAP measures such as non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per diluted share, or EPS, all of which exclude certain items (as well as free cash flow) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

The following tables reconcile Teradata’s actual and projected results and EPS under GAAP to the Company’s actual and projected non-GAAP results and EPS for the periods presented, which exclude certain specified items. Our management internally uses supplemental non-GAAP financial measures, such as gross profit, operating income, net income and EPS, excluding certain items, to understand, manage and evaluate our business and support operating decisions on a regular basis. The Company believes such non-GAAP financial measures (1) provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations, (2) are useful for period-over-period comparisons of such operations and results, that may be more easily compared to peer companies and allow investors a view of the Company’s operating results excluding stock-based compensation expense and special items, (3) provide useful information to management and investors regarding present and future business trends, and (4) provide consistency and comparability with past reports and projections of future results.

Teradata’s reconciliation of GAAP to non-GAAP results included in this release.

	For the Three Months			For the Six Months
(in millions, except per share data)	ended June 30			ended June 30
Gross Profit:	2018	2017	% Chg.	2018	2017	% Chg.
GAAP Gross Profit	$250	$242	3%	$473	$467	1%
% of Revenue	46.0%	47.2%		45.0%	46.5%

Excluding:
Stock-based compensation expense	4	4		8	7
Acquisition, integration, reorganization related, and other costs	0	1		3	3
Amortization of capitalized software	12	19		27	40
Non-GAAP Gross Profit	$266	$266	-	$511	$517	(1%)
% of Revenue	48.9%	51.9%		48.7%	51.5%
Operating Income/(Loss)
GAAP Operating Income/(Loss)	$10	$(1)		$6	$(1)
% of Revenue	1.8%	(0.2%)		0.6%	(0.1%)

Excluding:
Stock-based compensation expense	16	19		35	34
Amortization of acquisition-related intangible assets	1	1		3	3
Acquisition, integration, reorganization related, and other costs	6	10		9	31
Amortization of capitalized software	12	19		27	40
Non-GAAP Operating Income	$45	$ 48	(6%)	$80	$107	(25%)
% of Revenue	8.3%	9.4%		7.6%	10.7%

Net Income/(Loss)
GAAP Net Income/(Loss)	$4	$(4)		$(3)	$(6)
% of Revenue	0.7%	(0.8%)		(0.3%)	(0.6%)

Excluding:
Stock-based compensation expense	16	19		35	34
Amortization of acquisition-related intangible assets	1	1		3	3
Acquisition, integration reorganization related, and other costs	6	9		9	30
Amortization of capitalized software	12	19		27	40
Income tax adjustments*	(7)	(16)		(16)	(36)
Non-GAAP Net Income	$32	$28	14%	$55	$65	(15%)
% of Revenue	5.9%	5.5%		5.2%	6.5%

	Three Months		Six Months
	ended June 30		ended June 30
Earnings Per Share:	2018	2017	2018	2017	2018 Q3 Guidance	2018 FY Guidance
GAAP Earnings/(Loss) Per Share	$0.03	$(0.03)	$(0.02)	$(0.05)	$0.04 - 0.06	$0.22 - 0.26
Excluding:
Stock-based compensation expense	0.13	0.15	0.29	0.26	0.14	0.55
Amortization of acquisition-related intangible assets	0.01	0.01	0.02	0.02	0.01	0.05
Acquisition, integration and reorganization related costs	0.05	0.07	0.07	0.23	0.09	0.26
Amortization of capitalized software	0.10	0.15	0.22	0.31	0.09	0.40
Income tax adjustments*	(0.06)	(0.13)	(0.13)	(0.28)	(0.07)	(0.28)
Impact of dilution **	0	0	0	0.01	0	0
Non-GAAP Diluted Earnings Per Share	$0.26	$0.22	$0.45	$0.50	$0.30 - 0.32	$1.20 - 1.24

* Represents the income tax effect of the pre-tax adjustments to reconcile GAAP to Non-GAAP income based on the applicable jurisdictional statutory tax rate of the underlying item. Including the income tax effect assists investors in understanding the tax provision associated with those adjustments and the effective tax rate related to the underlying business and performance of the Company’s ongoing operations. As a result of these adjustments, the Company’s non-GAAP effective tax rate for the second quarter of 2018 was 22.0% and 37.8% in the second quarter of 2017.

** Represents the impact to earnings per share as a result of moving from basic to diluted shares.

2.
As described below, the Company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the Company’s existing businesses, strategic acquisitions, strengthening the Company’s balance sheet, repurchase of the Company’s stock and repayment of the Company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation, as a substitute for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

(in millions)	Three months		Six months
	ended June 30		ended June 30
	2018	2017	2018	2017

Cash provided by operating activities (GAAP)	$106	$61	$290	$309
Less capital expenditures for:
Expenditures for property and equipment	(32)	(14)	(58)	(30)
Additions to capitalized software	(2)	(2)	(4)	(4)
Total capital expenditures	(34)	(16)	(62)	(34)
Free Cash Flow (non-GAAP measure)	$72	$45	$228	$275

3.
The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates. See the foreign currency fluctuation schedule on the Investor Relations page of the Company’s web site at investor.teradata.com, which is used to determine revenue on a constant currency (“CC”) basis.

Revenue
(in millions)
	For the Three Months ended June 30
	2018	2017	% Change as Reported	% Change in Constant Currency
Recurring revenue	$312	$281	11%	10%
Perpetual software licenses and hardware	97	91	7%	5%
Consulting services	135	141	(4%)	(6%)
Total revenue	$544	$513	6%	4%

Americas	$287	$271	6%	6%
International	257	242	6%	2%
Total revenue	$544	$513	6%	4%

	For the Six Months ended June 30
	2018	2017	% Change as Reported	% Change in Constant Currency
Recurring revenue	$614	$554	11%	8%
Perpetual software licenses and hardware	166	181	(8%)	(11%)
Consulting services	270	269	-	(3%)
Total revenue	$1,050	$1,004	5%	2%

Americas	$551	$538	2%	3%
International	499	466	7%	1%
Total revenue	$1,050	$1,004	5%	2%

Note to Investors
This news release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements generally relate to opinions, beliefs and projections of expected future financial and operating performance, business trends, and market conditions, among other things. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including the factors discussed in this release and those relating to: the global economic environment and business conditions in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers; the rapidly changing and intensely competitive nature of the information technology industry and the data analytics business, including the increased pressure on price/performance for data analytics solutions and changes in customer’s buying patterns; fluctuations in our operating results, including as a result of the pace and extent to which customers shift from perpetual to subscription-based licenses; our ability to realize the anticipated benefits of our business transformation program or other restructuring and cost saving initiatives; risks inherent in operating in foreign countries, including the impact of economic, political, and legal conditions, and foreign currency fluctuations; risks associated with data privacy, cyber-attacks and maintaining secure and effective internal information technology and control systems; the timely and successful development, production or acquisition and market acceptance of new and existing products and services; tax rates and the impact of recent tax reform legislation; turnover of workforce and the ability to attract and retain skilled employees; protecting our intellectual property; availability and successful exploitation of new acquisition and alliance opportunities ; recurring revenue may decline or fail to be renewed; the impact on our business and financial reporting from changes in accounting rules, including Topic ASC 606; and other factors described from time to time in Teradata’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the Company’s annual report to stockholders. Teradata does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Teradata
Teradata helps companies achieve high-impact business outcomes. With a portfolio of cloud-based business analytics solutions, architecture consulting, and industry leading big data and analytics technology, Teradata unleashes the potential of great companies. Visit teradata.com.

Teradata and the Teradata logo are trademarks or registered trademarks of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

INVESTOR CONTACT: Gregg Swearingen Teradata, Investor Relations (937) 242-4600 gregg.swearingen@teradata.com	MEDIA CONTACT: Jennifer Donahue Teradata, Public Relations (858) 485-3029 jennifer.donahue@teradata.com
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SCHEDULE A

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in millions, except per share amounts - unaudited)

	For the Period Ended June 30
	Three Months			Six Months
	2018	2017	% Chg	2018	2017	% Chg
Revenue
Recurring	$312	$281	11%	$614	$554	11%
Perpetual software licenses and hardware	97	91	7%	166	181	(8)%
Consulting services	135	141	(4)%	270	269	—%
Total revenue	544	513	6%	1,050	1,004	5%
Gross profit
Recurring	224	209		436	415
% of Revenue	71.8%	74.4%		71.0%	74.9%
Perpetual software licenses and hardware	24	34		45	63
% of Revenue	24.7%	37.4%		27.1%	34.8%
Consulting services	2	(1)		(8)	(11)
% of Revenue	1.5%	(0.7)%		(3.0)%	(4.1)%
Total gross profit	250	242		473	467
% of Revenue	46.0%	47.2%		45.0%	46.5%

Selling, general and administrative expenses	163	165		315	320
Research and development expenses	77	78		152	148
Income (loss) from operations	10	(1)		6	(1)
% of Revenue	1.8%	(0.2)%		0.6%	(0.1)%

Other expense, net	(4)	(2)		(8)	(4)

Income (loss) before income taxes	6	(3)		(2)	(5)
% of Revenue	1.1%	(0.6)%		(0.2)%	(0.5)%

Income tax expense	2	1		1	1
% Tax rate	33.3%	(33.3)%		(50.0)%	(20.0)%

Net income (loss)	$4	$(4)		$(3)	$(6)
% of Revenue	0.7%	(0.8)%		(0.3)%	(0.6)%

Net income (loss) per common share
Basic	$0.03	$(0.03)		(0.02)	(0.05)
Diluted	$0.03	$(0.03)		(0.02)	(0.05)

Weighted average common shares outstanding
Basic	119.5	127.9		120.4	129.2
Diluted	121.5	127.9		120.4	129.2

SCHEDULE B

TERADATA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions - unaudited)

	June 30, 2018	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$882	$939	$1,089
Accounts receivable, net	369	451	554
Inventories	28	43	30
Other current assets	104	97	77
Total current assets	1,383	1,530	1,750
Property and equipment, net	187	172	162
Capitalized software, net	95	107	121
Goodwill	397	401	399
Acquired intangible assets, net	19	21	23
Deferred income taxes	54	58	57
Other assets	68	66	44
Total assets	$2,203	$2,355	$2,556

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$6	$68	$60
Short-term borrowings	—	—	240
Accounts payable	83	110	74
Payroll and benefits liabilities	136	110	173
Deferred revenue	461	532	414
Other current liabilities	88	93	102
Total current liabilities	774	913	1,063
Long-term debt	491	456	478
Pension and other postemployment plan liabilities	109	111	109
Long-term deferred revenue	109	72	85
Deferred tax liabilities	8	9	4
Other liabilities	140	150	149
Total liabilities	1,631	1,711	1,888
Stockholders' equity
Common stock	1	1	1
Paid-in capital	1,376	1,350	1,320
Accumulated deficit	(714)	(637)	(579)
Accumulated other comprehensive loss	(91)	(70)	(74)
Total stockholders' equity	572	644	668
Total liabilities and stockholders' equity	$2,203	$2,355	$2,556

SCHEDULE C

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions - unaudited)

	For the Period Ended June 30
	Three Months		Six Months
	2018	2017	2018	2017
Operating activities
Net income (loss)	$4	$(4)	$(3)	$(6)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	30	34	64	70
Stock-based compensation expense	16	19	35	35
Deferred income taxes	(1)	(12)	(6)	(20)
Changes in assets and liabilities:
Receivables	102	86	185	192
Inventories	15	(2)	2	(8)
Current payables and accrued expenses	(4)	31	(31)	(13)
Deferred revenue	(34)	(87)	90	58
Other assets and liabilities	(22)	(4)	(46)	1
Net cash provided by operating activities	106	61	290	309
Investing activities
Expenditures for property and equipment	(32)	(14)	(58)	(30)
Proceeds from sale of property and equipment	(2)	(2)	(4)	(4)
Business acquisitions and other investing activities	—	(18)	—	(18)
Net cash used in investing activities	(34)	(34)	(62)	(52)
Financing activities
Repurchases of common stock	(97)	(108)	(157)	(151)
Repayments of long-term borrowings	(25)	(7)	(40)	(15)
Repayment of credit facility borrowings	—	—	(240)	—
Other financing activities, net	8	5	18	12
Net cash used in financing activities	(114)	(110)	(419)	(154)
Effect of exchange rate changes on cash and cash equivalents	(15)	4	(15)	8
(Decrease) increase in cash, cash equivalents and restricted cash	(57)	(79)	(206)	111
Cash, cash equivalents and restricted cash at beginning of period	940	1,164	1,089	974
Cash, cash equivalents and restricted cash at end of period	$883	$1,085	$883	$1,085

SCHEDULE D

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions - unaudited)

	For the Three Months Ended June 30				For the Six Months Ended June 30
	2018	2017	% Change As Reported	% Change Constant Currency(2)	2018	2017	% Change As Reported	% Change Constant Currency(2)
Segment Revenue
Americas	$287	$271	6%	6%	$551	$538	2%	3%
International	257	242	6%	2%	499	466	7%	1%
Total segment revenue	544	513	6%	4%	1,050	1,004	5%	2%

Segment gross profit
Americas	154	158			301	309
% of Revenue	53.7%	58.3%			54.6%	57.4%
International	112	108			210	208
% of Revenue	43.6%	44.6%			42.1%	44.6%
Total segment gross profit	266	266			511	517
% of Revenue	48.9%	51.9%			48.7%	51.5%

Reconciling items(1)	(16)	(24)			(38)	(50)
Total gross profit	$250	$242			$473	$467
% of Revenue	46.0%	47.2%			45.0%	46.5%

(1) Reconciling items include stock-based compensation, capitalized software, amortization of acquisition-related intangible assets and acquisition, integration and reorganization-related items.
(2) The impact of currency is determined by calculating the prior period results using the current-year monthly average currency rates.